                                                                    EXHIBIT 10.2


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                WILD HORSE, LLC

         This Limited Liability Company Agreement (this "Agreement") is entered into by and between K N Energy, Inc. ("KNE"), a Kansas corporation, and Tom Brown, Inc. ("TBI"), a Delaware corporation, as the sole Members of Wild Horse, LLC (the "Company"), a Delaware Limited Liability Company formed pursuant to the Delaware Limited Liability Company Act. In consideration of the mutual promises made herein, KNE and TBI agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Capitalized words and phrases used herein shall have the meanings set forth below in this Article I unless defined elsewhere herein:

         "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         "Agreed Value" means the fair market value of any contributed or distributed Property net of any liability assumed or taken subject to, as fair market value is determined by the Members using any reasonable method of valuation.

         "Assignee" means a Person to whom all or part of a Member's Interest has been assigned and who has been admitted as a Member as a result of such assignment..

         "AMI" means the geographic area of mutual interest depicted on the plat attached hereto as Exhibit A (as the same may be amended or supplemented from time to time) in which the Company proposes to pursue opportunities to provide the services described in Article VI hereof.

         "Available Cash" means all cash funds of the Company from operations, refinancings, asset sales, Capital Contributions, loans or any other source at any particular time available for Distribution after reasonable provision has been made for (i) payment of all operating expenses of the Company as of such time and (ii) payment of all outstanding and unpaid current obligations of the Company as of such time.

         "Business" is defined in Section 3.1.

         "Capital Account" means the account maintained for a Member or Assignee in accordance with Section 8.2.

         "Capital Contribution" means, with respect to a Member, the amount of cash and the Agreed Value of the property (other than cash) contributed to the Company with respect to such Member's Interest.

         "Certificate of Formation" means the Certificate of Formation of the Company as amended or restated from time to time in accordance with the terms of this Agreement and filed with the Delaware Secretary of State in the manner provided by the Act.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" means Wild Horse, LLC, a Delaware limited liability company formed under the Act.

         "Company Opportunity" is defined in Section 3.5.

         "Consent" means, with respect to a Member, (a) as a noun, either the written consent of such Member or the affirmative vote of that Member at a meeting, as the case may be, to do that for which the Consent of such Member is given and (b) as a verb, giving Consent for any such action. To receive the "Consent of the Members" requires the requisite level of Consent of the Members provided in this Agreement or as otherwise expressly required by the Certificate of Formation, the Act or other applicable law.

         "Distribution" or "Distributions" means any cash or other Property distributed to a Member by the Company on account of that Member's Interest as provided in Article VIII, and does not include payments to a Member (i) pursuant to a loan by such Member to the Company or other transactions in which such Member is acting other than in its capacity as a Member within the meaning of section 707(a) of the Code or (ii) which are made to reimburse a Member or an Affiliate of a Member for amounts paid for or on behalf of the Company. "Distribute" means to make one or more Distributions.

         "Effective Date" means January 1, 1996.

         "Fiscal Year" means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

         "GAAP" means generally accepted accounting principles, conventions, rules and procedures in the United States set forth in the opinions and pronouncements of the accounting principles board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization) that are applicable to the circumstances as of the date of determination.

         "Interest" of a Member at any time means the entire percentage ownership interest of such Member in the Company at such time and all benefits to which such Member is entitled under this Agreement and applicable law, together with all obligations of such Member under this Agreement and applicable law.

         "Manager" shall mean KNE, or such other party as may be designated as the Manager by unanimous Consent of the Members.

         "Members" means KNE and TBI and those Persons who subsequently are admitted as Members. "Member" means any one of the Members.

         "Net Income" means, for any period, the excess, if any, of the Company's items of income and gain for such period over the Company's items of loss and deduction for such period, including items described in Section 705(a)(1)(B) and 705(a)(2)(B) of the Code, as computed for book purposes.

         "Net Loss" means, for any period, the excess, if any, of the Company's items or loss and deduction for such period over the Company's items of income and gain for such period, including items described in Section 705(a)(1)(B) and 705(a)(2)(B) of the Code, as computed for book purposes.

         "Operating Team" shall mean a group consisting of two representatives appointed by the Chief Executive Officer of KNE and two representatives appointed by the Chief Executive Officer of TBI. Each Operating Team Member shall have an equal vote on all issues pertaining to the Company. The two initial representatives of the Operating Team appointed by KNE shall be H. Rickey Wells and Geoff Solich and the two initial representatives of the Operating Team appointed by TBI shall be Peter R. Scherer and William H. Munn, II.

         "Organization" means any corporation, partnership, joint venture, limited liability company, unincorporated association, trust, estate, governmental entity or other entity.

         "Person" means any natural person or Organization.

         "Property" means all (or such lesser amount as indicated by the context used herein) property -- real, personal, tangible or intangible -- owned from time to time by the Company as a result of Capital Contributions, acquisitions, operations or otherwise.

         "Taxable Income" or "Taxable Loss" for a particular Fiscal Year means an amount equal to the Company's taxable income or taxable loss for such Fiscal Year determined in accordance with Code section 703(a).

         "Tax Distribution Amount" means, with respect to a Member for any calendar quarter, the combined amount computed pursuant to Sections 8.7(a)(i) and 8.7(a)(ii) in reference to such calendar quarter.

         "Transfer" means (a) as a noun, any voluntary or involuntary transfer, sale, assignment, alienation, gift, donation, grant, conveyance, lease, exchange, mortgage, pledge, encumbrance, hypothecation or other disposition of any kind, including dispositions by operation of law or legal process and (b) as a verb, the act of making any voluntary or involuntary Transfer.

         "Treasury Regulations" means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.

                                   ARTICLE II
                                    MEMBERS

         2.1 Initial Members. Upon the formation of this Company, KNE and TBI shall be its sole Members. After the formation of this Company, a Person may become a Member (a) in the case of a Person acquiring a membership interest directly from this Company, only by the written agreement of both Members; and
(b) in the case of an assignment of a Member's interest, only if such assignment is to another Member or a Member's wholly owned subsidiary or such assignment has been agreed to in writing by the non-assigning Member.

         2.2     Classes of Members.   The Company shall have two classes of
Members. KNE and its successors and assigns shall be the Class A Member, and TBI and its successors and assigns shall be the Class B Member.

         2.3     Place and Manner of Meeting.   All meetings of the Members
shall be held at such time and place as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by a Member shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         2.4     Meetings.   An annual meeting of the Members for the
transaction of all business which may come before the meeting shall be held on such day and at such time during the period within six months after the close of each Fiscal Year of the Company as may be specified by the Manager in the notice of the meeting. If the annual meeting of Members is not held within the period above specified either Member may cause a special meeting of the Members in lieu thereof to be held as soon thereafter as convenient, and any business transacted or election held at such meeting shall be as valid as if held at the annual meeting. Failure to hold the annual meeting at the designated time shall not work a dissolution of the Company. Special meetings of the Members may be called at any time by either Member.

         2.5     Notice.   Written or printed notice stating the place, day and
hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting either personally or by mail, by the Person calling the meeting, to each Member entitled to vote at the meeting, provided that such notice may be waived as provided in this Agreement. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at its address as it appears on the records of the Company, with postage thereon prepaid.

         2.6    Quorum of Members.   All Members, represented in person or by
proxy, shall be required for a quorum at a meeting of Members.

         2.7     Majority Vote; Withdrawal of Quorum.   The vote of the holders
of a majority of the membership interests of each class of Members entitled to vote at a meeting at which a quorum is present shall be the act of the Members' meeting, unless the vote of a greater number is required by law, the Certificate of Formation or this Agreement. The Members present at a duly organized meeting may not continue to transact business if the other Members withdraw from the meeting.

         2.8     Action Without Meeting.   Subject to the requirements of the
first sentence of the fourth paragraph of Section 15.4 of this Agreement, any action required by the Act, as amended, to be taken at any annual or special meeting of the Members, or any action which may be taken at any annual or special meeting of the Members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by each Member.

         2.9     Right of Assignee to Become Member.

         A. A valid assignment of part or all of a Member's Interest shall cause the Assignee to become a Member. It is the intent of this Agreement that the tax status of this Company be the same as for a partnership, and except as allowed by the Code, and any corresponding rules and regulations, it is intended that this Company shall not allow free transferability of Interests, and to the extent possible, this Agreement shall be read and interpreted to prohibit the free transferability of Interests of any Member.

         B. To the extent a Member's Interest has been assigned, the Assignee shall be subject to the restrictions and liabilities of a Member under this Agreement and the Act, as amended from time to time.

         2.10 Withdrawal, Bankruptcy or Dissolution of a Member. A Member may not voluntarily withdraw during the first two (2) years of the term of this Company, without the Consent of the other Members. Thereafter, a Member may withdraw upon sixty (60) days prior written notice to the Company and the other Member with such withdrawal to take effect at the time specified in such notice, or if no time be specified, then at the time of its receipt by the non-withdrawing Member. This Company shall be dissolved upon the withdrawal, bankruptcy, liquidation or dissolution of a Member, or upon the occurrence of any other event that terminates the continued membership of a Member in this Company under the terms of this Agreement or the Act. For purposes of this Section 2.10, the term "dissolution" does not include a merger, spin-off, consolidation, reorganization or recapitalization of a Member. It is the intent of this Agreement that the tax status of this Company be the same as for a partnership, and except as allowed by the Code, and any corresponding rules and regulations, it is intended that this Company shall not have continuity of life and shall be read and interpreted so as to prohibit continuity of life.

                                  ARTICLE III
                             ORGANIZATION AND TERM

         3.1 Company Purpose. The purpose of the Company is to conduct any and all lawful business, to promote any lawful purpose and to engage in any lawful act or activities for which a limited liability company may be organized under the Act, including, but not limited to, the furnishing of services related to crude oil and natural gas, natural gas liquids ("NGLs"), and other natural gas products such as gathering services, processing and storage services, marketing services, field services and all business activities related thereto (collectively, the "Business"); provided, however, all of the foregoing shall be conducted or undertaken in accordance with all the terms and conditions of, and subject to the limitations set forth in, this Agreement.

         3.2 Place of Business. The principal place of business of the Company shall be located at 370 Van Gordon, Lakewood, Colorado 80228. The Operating Team at any time may establish and choose other offices and places of business and change the principal place of business of the Company to any other place.

         3.3 Filings and Fees. The Manager shall execute and file, or cause to be executed and filed, for recordation in the office of the appropriate authorities such reports, disclosures, certificates and other forms, schedules, instruments or documents as are required by applicable law or regulation or which otherwise may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company. The Manager also shall cause the Company to pay all fees, taxes and other charges, including professional fees, incurred in connection with the preparation and filing of such reports, certificates, disclosures, forms, schedules, instruments or other documents.

         3.4 Title to Property. The Property shall be owned by the Company as an entity and no Member shall have any ownership interest in the Property in that Member's individual name or right, and each Member's Interest shall be personal property for all purposes. The Company shall hold the Property in the name of the Company and not in the name of any Member.

         3.5 Noncompetition: Conflicts of Interest. Subject to the express provisions of this Agreement, each Member shall be free to pursue other opportunities in industries engaged in the same or similar business as the Company's Business, or otherwise; provided, however, that should any opportunity arise within the AMI which is related to, or developed from, the Business, such opportunity shall be accepted or rejected by the Company (a "Company

Opportunity"). If the Company (acting through the Operating Team) elects to reject any Company Opportunity, the Member whose representatives on the Operating Team have voted for the proposal may pursue it for its own account, subject only to reimbursing the Company for its out of pocket expenses incurred in connection with such Company Opportunity.

         3.6 Limitation of Liability. Except as otherwise expressly provided herein or required by applicable law, no Member, as such, shall be bound by, or be personally liable for, the liabilities or obligations of the Company or the other Member, or be required to lend any funds to (or provide any guarantees on behalf of) the Company, without the prior written consent of such Member. No Member shall have any obligation to make Capital Contributions to the capital of the Company except those Capital Contributions agreed upon by the Member or that may be required (a) to return the amount of any Distribution received by such Member in violation of, and to the extent required by the Act; or (b) under Section 8.2 with respect to the withholding by the Company of income taxes.

         3.7 Expenses. The Company shall pay all costs and expenses arising from the organization and operation of the Company. The Company shall reimburse the Members for their reasonable out-of-pocket expenses incurred by them on behalf of the Company in accordance with this Agreement.

                                  ARTICLES IV
                           MANAGER AND OPERATING TEAM

         4.1     Manager and Operating Team.   The day to day business and
affairs of the Company shall be managed by the Manager pursuant to written guidelines adopted by the Operating Team. The Manager shall act at the discretion of the Operating team in discharging all administration, staffing, accounting, legal representation and day to day operations of the Company. The Operating Team shall also have the authority to delegate authority to perform functions for the Company to the Manager and to other parties from time to time. The Manager and the Operating Team shall call upon the expertise and resources of personnel from each of the Members to fulfill the business needs of the Company.

         4.2   Election; Term.   The Manager shall not be changed, except by
agreement of all Members.

         4.3     Removal; Filling of Vacancies.   Any member of the Operating
Team appointed by KNE's Chief Executive Officer may be removed by KNE and any member of the Operating Team appointed by TBI's Chief Executive Officer may be removed by TBI. Any vacancy (whether as a result of resignation, removal or death) occurring in the Operating Team with respect to KNE's representatives may be filled by KNE's Chief Executive Officer, and any vacancy on the Operating Team with respect to TBI's representatives may be filled by TBI's Chief Executive Officer. Each Operating Team member shall serve at the pleasure of the Chief Executive Officer appointing such Operating Team Member.

         4.5     Resignations.   Any Operating Team member may resign at any
time.

         4.5     Place and Manner of Meetings.   Meetings of the Operating Team
shall be held quarterly or more frequently if necessary, to consider matters concerning the Company, including such matters as budgets and general business plans. Operating Team members may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         4.6     Meetings of the Operating Team.   A regular meeting of the
Operating Team may be held at such time as shall be determined from time to time by resolution of the Operating Team members.

         Any member of the Operating Team may call a special meeting of the Operating Team by giving at least five (5) days' written notice stating the date, place and hour of meeting to each Operating Team member either personally or by mail. Such special meeting shall be held at the time specified in the notice of meeting. Except as otherwise expressly provided by statute, by the Certificate of Formation or by this Agreement, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice. In any case where all of the Operating Team members execute a waiver of notice of the time and place of meeting, no notice thereof shall be required, and any such meeting shall be held at the time and at the place specified in the waiver of notice. Attendance of Operating Team members at any meeting shall constitute a waiver of notice of such meeting, except where the Operating Team members attend a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         4.7     Action Without Meeting.   Any action which may be taken at a
meeting of the Operating Team may be taken without a meeting if a Consent, setting forth the action so taken, shall be signed by at least three of the four members of the Operating Team. Such Consent shall have the same force and effect as a vote at a meeting.

         4.8     Quorum; Majority Vote.   At all meetings of the Operating Team
a majority of the number of members of the Operating Team fixed by this Agreement shall constitute a quorum for the transaction of business. The act of three of the four members of the Operating Team shall be the act of the Operating Team.

         4.9     Compensation.   The Members may designate the duties of the
Operating Team and the duties of each Operating Team Member engaged in the conduct of the Company's business. The Members shall also determine the compensation payable to each Operating Team member for his services. No such payment shall preclude any member of the Operating Team from serving the Company in any other capacity and receiving compensation therefor.

         4.10    Procedure.   The Operating Team shall keep a record of the
actions of the Operating Team.

         4.11 Annual Reports. Within ninety (90) days after the end of each Fiscal Year, the Operating Team shall cause to be prepared (and furnished to each Member) financial statements, which shall be prepared in accordance with GAAP, and which shall include the following:

                (a) A copy of the balance sheet of the Company as of the last day of such Fiscal Year;

                (b) A statement of income or loss for the Company for such Fiscal Year;

                (c) A statement of each Member's Capital Account and changes therein and changes in owner's equity with respect to the Company's for such Fiscal Year; and

                (d) A statement of cash flow of the Company for such Fiscal Year.

         4.12 Monthly Reports. Within forty-five (45) days after the end of each month, the Operating Team shall cause each Member to be furnished with financial statements prepared in accordance with the Company's methods of accounting, of the type described in the preceding Section 4.11, as of the last day of such month, which financial statements shall include a comparison to (a) the applicable budget projections for such month and (b) the financial statements for the corresponding month of the prior Fiscal Year.

         4.13 Annual Budget. The Operating Team shall cause to be prepared and delivered to each Member (a) no later than November 30 of each year (the "budgeting year") a proposed operating budget for the Company for the following Fiscal Year, and (b) no later than December 31 of the budgeting year a final operating budget for the Company for the following Fiscal Year. Both said proposed and final budgets shall set forth in reasonable detail the Company's projected operating expenses, capital expenditures, cash flow and income projections for the following Fiscal Year on projected monthly and year-to-date bases. The Operating Team also shall cause to be prepared and delivered to each of the Members, in conjunction with the preparation and delivery of the Company's monthly and annual financial statements, a comparison of the actual to budgeted financial results.

         4.14 Tax Returns and Information. The Operating Team shall cause all tax returns that the Company is required to file to be prepared and timely filed (including extensions) with the appropriate authorities of each Fiscal Year. On or before July 15 (commencing in 1997) the Operating Team shall also cause to be delivered to each Member information pertaining to the Company and its operations for the previous Fiscal Year that is necessary for the Members to accurately prepare their respective federal and state income tax returns for said Fiscal Year.

                                   ARTICLE V
                                     SCOPE

         5.1 Geographic/Operated and Non-Operated. Initially, the Company shall provide the services described in Article VI hereof in connection with the gas production from TBI operated properties in the AMI. The Company shall also make such services available to third party properties located within the AMI. On an ongoing basis, and in any event by December 31 of each year, the Operating Team will evaluate the success of the Company in providing the services to the properties in the AMI, and determine whether and to what extent such services will be modified and/or extended to additional properties described in the overall scope of business of the Company.

         The overall scope of business of the Company is contemplated to eventually include some or all of TBI's and/or third party current and future operated and non-operated production from other areas, including, but not limited to, the Rockies, Mid-Continent, and Permian basins, and any production which TBI may acquire in its proposed acquisition of properties from Presidio Oil Company ("the Presidio Properties"). This contemplated scope of business shall, however, exclude any production which is at the date of this Agreement already dedicated or subject to third party agreements until such time as any such production is released from such agreement and is dedicated to the Company, in the discretion of the Operating Team.

         5.2 Area of Mutual Interests. The Company shall be bound by the AMI. On an ongoing basis, but in any event by December 31 of each year, the Operating Team will evaluate the success of the Company, and determine, in its sole discretion, whether the AMI shall be extended to include other areas. The AMI (as amended or supplemented from time to time) shall specifically exclude transmission assets, assets previously dedicated under or subject to third party agreements, assets subject to federal rate regulation or state rate regulation as an intrastate pipeline, assets subject to contracts which are not assignable to third parties, assets and property specifically set forth on Exhibit B hereto and any other assets or opportunities specifically excluded by the Operating Team. It is contemplated that the Operating Team shall endeavor, on an ongoing basis, to identify additional opportunities to be available to the Company

                                   ARTICLE VI
                                    SERVICES

                 TBI will grant to the Company the right to perform certain services related to TBI's natural gas, NGL's and other gas byproducts produced from the properties of TBI located within the AMI. All services shall be provided at competitive rates, governed by contracts and rate schedules to be agreed upon and administered by the Operating Team. Such services will include the following:

         A.      Gathering Services.
         B.      Processing Services.
         C.      Marketing Services.
         D.      Storage Services.

         Further, TBI will grant to the Company the right to perform certain field services, including such services as pumper services and other related physical operation services, measurement, etc, on existing properties of TBI located within the AMI, at TBI's discretion. However, the KNPC Properties within the AMI which are currently utilizing KNE's field services shall be included in the group of properties for which the Company shall perform field services, and shall not be at TBI's discretion, provided that the costs payable by TBI for such services shall be substantially equivalent to the costs charged for such services prior to TBI's acquisition of the KNPC Properties.

         The Members agree that the Operating Team, on an ongoing basis, but in any event after one year of operation under any given rate schedule and service agreement, shall review with TBI the rates for services provided, and the quality of the services provided, and determine whether the rates and services are satisfactory to each of the parties. To the extent corrections must be made, the Operating Team shall determine the appropriate remedies necessary to resolve the problems, and shall reevaluate the outcome of the remedies employed within one year of their implementation. TBI shall not be required to utilize such services if the quality of services being provided is not adequate (in TBI's opinion) or if such services are not being provided at competitive rates.

                                  ARTICLE VII
                              OWNERSHIP INTERESTS

         KNE shall have a fifty-five percent (55%) and TBI shall have a forty-five percent (45%) Interest in the Company. Except as herein specifically provided, neither KNE or TBI shall be obligated to transfer to the Company any ownership, or title to their respective assets and properties for which services under the Company are contemplated to be provided.

                                  ARTICLE VIII
                                 CAPITALIZATION

         8.1 Capital Contributions. Initially, TBI will contribute to the Company (by separate agreement and subject to any existing agreements) the right to perform the services described in Article VI of this Agreement and related to the natural gas, NGL's and natural gas byproducts from its owned and operated production in the AMI. KNE will contribute to the Company the current marketing opportunities for the sale of gas to specific end use markets located within the AMI as set forth on Exhibit A attached hereto. In addition, KNE will grant the Company the right to sell at least 30% of TBI's currently owned gas, into K N Marketing, Inc.'s ("KNM") specific end use markets located in the Heartland and Front Range markets described on Exhibit A to the extent such volumes do not exceed 20% or 9000 MMBtu/D of the K N Interstate (KNI) pool, whichever is lesser, and 20% or 6000 MMBtu/D of the Colorado Interstate Gas (CIG) pool, whichever is lesser. Sales of gas by the Company to Heartland and Front Range markets will be at the weighted average market price received by KNM from third party consumers in such markets. TBI will cause Retex Gathering Company, Inc. (TBI's wholly owned subsidiary and marketing affiliate) to dedicate to the Company its CIG-firm and KNI-firm transportation capacity, unless otherwise currently committed, and K N will cause KNM to dedicate to the Company 6000 MMBtu/D of its KNI-firm transportation capacity and will cause Northern Gas Company, a wholly owned subsidiary of KNE to agree to use reasonable efforts to purchase volumes available from the Company, subject to physical requirements and prudency requirements established by applicable state commissions. In addition, both TBI and KNE shall make proportionate working capital contributions as necessary and appropriate, pursuant to decisions of the Operating Team. The initial contributions by KNE and TBI to the Company shall consist of those items described on Exhibit C hereto, and all of which shall be contributed to the Company within thirty days following the date of this Agreement. The Members agree that fifty five percent (55%) of the aggregate value of the items listed on Exhibit C and the items to be contributed as contemplated in Article XIII is being contributed by KNE or K N Gathering Company and that forty five percent (45%) of the aggregate value of the items listed on Exhibit C and the items to be contributed as contemplated in Article XIII is being contributed by TBI or TBI Production Company. The Operating Team shall determine the agreed values of such contributions within thirty days following the date of this Agreement.

         8.2 Capital Accounts. A Capital Account shall be established and maintained for each Member. Each Member's Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Net Income and Net Loss (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Member by the Company, (v) the fair market value of property distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described in Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). A Member who has more than one interest in the Company shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired. Upon the transfer of all or part of an interest in the Company, the Capital Account of the transferor that is attributable to the transferred interest in the Company shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

         8.3     Allocations of Net Income or Net Loss.

                 (a) For purposes of maintaining the Members' Capital Accounts, the Net Income or Net Loss of the Company for each year shall be allocated among the Members in accordance with their Interests.

                 (b) Except as otherwise provided in Section 8.3(c): for federal and state tax purposes each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as each correlative item of Net Income or Net Loss is allocated to the Members for purposes of maintaining their respective Capital Accounts.

                 (c) Income, gain, loss and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

                 (d) All Net Income and Net Loss (and any item of income, gain, loss, deduction or credit) shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if an Interest is transferred during a taxable year, Net Income and Net Loss (and any item of income, gain, loss, deduction or credit) for such taxable year allocable to the transferred Interest shall be prorated between the transferor and the transferee based upon that portion of such taxable year during which each was recognized as owning such Interest, without regard to the results of Company operations during particular portions of such taxable year and without regard to distributions made to the transferor and the transferee during such taxable year; provided, that such allocation must be in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations thereunder.

         8.4 Available Cash. Available Cash shall be Distributed in the following order and priority:

                 (a) Tax Distributions. If at the end of a calendar quarter of a Fiscal Year, the Company estimates that it will allocate, to one or both Members with respect to such Fiscal Year, (i) Taxable Income (or items thereof) excluding items allocated pursuant to
         Section 8.3(c) and (ii) items of income, gain, loss and deduction required to be separately stated and computed by the Members pursuant to section 613A(c)(7)(D) of the Code (the amounts described in Clauses (i) and (ii) shall be referred to in this Section 8.4(a) as "Net Taxable Income"), then not later than the twentieth (20th) day prior to the date upon which estimated federal income tax payments are required to be made by corporations for such calendar quarter, the Company shall make a Distribution of Available Cash to each Member in an amount equal to the following:

                          (i) Prior Income. First, that portion of any Tax Distribution Amount for the calendar quarter immediately preceding the calendar quarter to which Section 8.4(a)(ii) refers for which a Distribution to such Member pursuant to this Section 8.4(a) had not been made. The amount to be Distributed pursuant to this Section 8.4(a) (i) shall be determined by subtracting (A) the aggregate Distributions of Available Cash made to such Member pursuant to this Section 8.4(a) as of the calendar quarter to which Section 8.4(a) (ii) refers from (B) the aggregate of the amounts calculated pursuant to Section 8.4(a) (ii), as adjusted, to be Distributed to such Member for all such calendar quarters;

                          (ii) Current Income Tax Distribution.  Second, the
                 product of (A) (I) such Member's distributive share of the Company's estimated Net Taxable Income for such calendar quarter, determined in accordance with the allocation provisions of Article VIII, (II) plus or minus, as the case may be, any increase or reduction in the estimates of Net Taxable Income with respect to prior calendar quarters of such Fiscal Year and (B) 38.25%; and

                 (b) Remainder. The Company, with the Consent of the Members, may, thereafter, make Distributions of Available Cash to the Members in accordance with their Interests.

         8.5 Non-Cash Distributions. Except as otherwise provided in this Agreement, each Member must look solely to the Property of the Company for the return of such Member's Capital Contribution and shall have no right or power to demand or receive Property other than cash.

         8.6 Maintenance of Adequate Cash Reserves. The Company shall take all reasonable and appropriate action necessary to ensure that it will have at all times adequate cash reserves to make the Distributions prescribed by
Section 8.4(a) at the time provided therein, including refraining from making any further capital or discretionary expenditures to the extent reasonably necessary for the Company to have adequate Available Cash to do so.

                                   ARTICLE IX
                               FINANCIAL SERVICES

         KNE shall have the right, but not the obligation, to participate in the bidding process to provide financing for any material capital projects undertaken by the Company in the future, including debt offerings or other borrowings. The Company shall be under no obligation to select KNE as the financing entity in any such project.

                                   ARTICLE X
                   WIND RIVER GATHERING COMPANY JOINT VENTURE
                                   AGREEMENT

         It is the intent of the parties that all existing terms and conditions of the Wind River Gathering Company Joint Venture Agreement (the "Wind River JV") be incorporated into the Company's business or, in the alternative, that the Wind River JV be operated or managed by the Company pursuant to an operating or management agreement. The parties understand that the incorporation of the Wind River JV into the Company or, in the alternative, the assumption of operations or management of the Wind River JV by the Company may not occur immediately, but the parties will endeavor to accomplish such incorporation or assumption of operations or management no later than July 1, 1996. Terms regarding ownership of, and liability for, the jointly owned gathering assets in the Wind River JV shall not be changed, and the accounting for the Wind River JV properties and production shall remain separate from the accounting of the Company.

                                   ARTICLE XI
                                   LIABILITY

         The Company has been formed as a limited liability company, which shall assume the obligation for all services to be performed pursuant to the terms of this Agreement. Each Member hereby retains several liability (including, without limitation, all environmental and tax liability) associated with its respective ownership and operation of the assets and properties upon which services are to be performed by the Company; provided, however, the liability associated with the assets and properties which are currently owned by KNE and TBI pursuant to the Wind River JV Agreement shall be joint and several, including, but not be limited to, all environmental and tax liabilities.

                                  ARTICLE XII
                         PREFERENTIAL RIGHT TO PURCHASE

         TBI hereby grants first to the Company, and if the Company declines, then to KNE, an exclusive preferential right during the term of this Agreement to purchase, on a competitive basis, any assets downstream of the wellhead sales meter now owned by TBI in the AMI (including such assets as gathering, processing and pipelines) and, to the extent it is legally able to do so, to assets acquired by TBI in the future (including any such downstream assets to be assigned to TBI from KNPC) which are located in the AMI, but in each case only to the extent such assets become available for sale prior to dissolution of the Company. KNE hereby grants to TBI an exclusive preferential right during the term of this Agreement to purchase, on a competitive basis, any upstream assets owned by KNE now or in the future to the extent such assets become available for sale prior to dissolution of the Company.

         KNE and TBI each hereby grant to the Company an exclusive preferential right to participate in any gathering, processing, storage, or field services projects which are made available to either of KNE or TBI by another Person and which fall within the AMI.

         KNE and TBI hereby each grant to the Company an exclusive preferential right to marketing sales opportunities for sales of gas to specific end use markets and customers located within the AMI.

         The Member proposing to sell any of the assets or to engage in any other activities subject to a preferential right in favor of the Company or the other Member shall promptly give written notice to the Company and/or the other Member, with full information concerning the proposed transaction, which shall include the name and address of any Party involved in the proposed transaction (who must be ready, willing and able to proceed with the transaction), a full explanation of the consideration involved, a full description of the assets to be sold or activities to be engaged in and all other terms of any such proposed transaction. The Company or the non-selling Member shall have a period of fifteen (15) days after the notice is delivered, to exercise its preferential right granted hereunder on the same terms and conditions as are set forth in the notice received from the other Member. If the notice does not set forth a specific price to be paid by a bonafide third party purchaser to the party proposing the sale and the parties are unable to agree on such a price, each party shall appoint one appraiser and the two appraisers shall appoint a third appraiser. The three appraisers shall, by majority vote, determine the appropriate price. Each party appointing an appraiser shall be responsible for the appraiser appointed by such party and the cost of the third appraiser shall be borne equally by the parties appointing the first two appraisers. If the holder of the preferential right fails to exercise such right, the Member proposing the transaction subject to the preferential right may proceed with the transaction on terms and at a price no less favorable than that offered to the party with the preferential right, provided, if such transaction is not concluded within Sixty (60) days following the expiration of the first right of refusal, the Member proposing the transaction must again offer the transaction to the parties with the preferential right in accordance with the foregoing before proceeding with the transaction.

                                  ARTICLE XIII
                          WOLF CREEK STORAGE FACILITY

         Within seven (7) days following the formation of the Company KNE shall cause K N Gathering Company (a wholly owned subsidiary of KNE) to convey all of its interest in the Bonanza Gathering Systems to the Company for a Class A membership Interest in the Company and TBI will cause TBI Production Company (formerly named K N Production Company) to convey the Wolf Creek Storage Facility to the Company for a Class B membership Interest in the Company. The Wolf Creek Storage Facility shall, however, be subject to an operating lease between KNE and the Company acceptable to KNE and appropriate regulatory authorities as necessary. Any costs associated with such operating lease shall be allocated to and be the sole responsibility of KNE. All Net Income and Net Losses associated with KNE's operation of the

Wolf Creek Storage Facility shall be shared in the proportion of 55% by the Class A Members and 45% by the Class B Members.

                                  ARTICLE XIV
                                INDEMNIFICATION

         14.1 Indemnification. The Members, acting by and through the Operating Team, may adopt such provisions pertaining to indemnification of Members, Managers, Operating Team members and others as may be permitted under the Delaware Limited Liability Company Act; provided, however, no Person may be indemnified under any section of this Article XIV in respect of a proceeding:

         (A) in which the Person is found liable on the basis that personal benefit was improperly received by or it, whether or not the benefit resulted from an action taken in the Person's official capacity; or

         (B)     in which the Person is found liable to the Company.

         14.2    Liability Insurance.   The Company may purchase and maintain
insurance or another arrangement on behalf of any Person who is or was a Manager, Operating Team member, officer, employee, or agent of the Company or who is or was serving at the request of the Company as a Manager, Operating Team member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or it and incurred by him or it in such a capacity or arising out of his or its status as such a person, whether or not the Company would have the power to indemnify him against that liability under this Article XIV.

                                   ARTICLE XV
                            CERTIFICATES AND MEMBERS

         15.1    Certificates.   Each Member shall receive a certificate (in
the form determined by the Operating Team) representing all membership interests to which such Member is entitled. Such certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued. Each certificate shall state on the face thereof the holder's name, the class of membership, the membership interest, and such other matters as may be required by the laws of the State of Delaware. They shall be signed by a representative of the Company.

         15.2    Registered Members.   The Company shall be entitled to treat
the holder of record of any certificate of membership interest of the Company as the owner thereof for all purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such membership interest or any rights deriving from such membership interest on the part of any other Person, including (but without limitation) a purchaser, assignee or transferee, unless and until such other Person becomes the holder of record of such membership interest, whether or not the Company shall have either actual or constructive notice of the interest of such person, except as otherwise provided by law.

         15.3    Liability for Contribution Obligations.

         A. A promise by a Member to make a contribution to, or otherwise pay cash or transfer Property to, the Company shall be in writing and signed by the Member.

         B. If a Member does not make a contribution or payment of cash or transfer of property required by the enforceable promise, whether as a contribution or with respect to a contribution previously made, that Member is obligated, at the option of the Company, to pay to the Company an amount of cash equal to that portion of the agreed value, as stated in this Agreement or in the Company's records required to be kept under the Act, of the contribution represented by the amount of cash that has not been paid or the value of the property that has not been transferred.

         C. Unless otherwise provided by this Agreement, the obligation of a Member to make a contribution or otherwise pay cash or transfer property to the Company may be compromised or released only with the written agreement of the other Member.

         D. The Company, by and through the Operating Team, will have the authority to request (but not require) the Members to contribute additional capital when additional capital is reasonably needed to pay existing or anticipated expenses of operation and administration, debt service for any amounts borrowed by the Company, insurance and tax payments on the cost of acquiring, maintaining and selling property of the Company.

         15.4 Restriction upon Ownership and Transfer of Ownership Interest. This Company is formed by a closely-held group who know and trust one another, and who will have surrendered certain management rights (in exchange for limited liability) based upon their relationship and trust. Capital is also material to the business and investment objectives of the Company and its federal tax status. An unauthorized transfer of a Member's Interest could create a substantial hardship to the Company, jeopardize its capital base, and adversely affect its tax structure. These restrictions upon ownership and transfer are not intended as a penalty, but as a method to protect and preserve existing relationships based upon trust and the Company's capital and its financial ability to continue.

         The ownership and transfer of a membership Interest is subject to the following disclosure and condition:

         THE MEMBERSHIP INTEREST OF THE COMPANY HAS NOT BEEN NOR WILL BE REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS. THE MEMBERSHIP INTEREST OF THE LIMITED LIABILITY COMPANY MAY NOT

BE OFFERED FOR SALE, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS SO REGISTERED OR QUALIFIED, OR UNLESS AN EXEMPTION FROM REGISTRATION OR QUALIFICATION EXISTS AND THEN ONLY WITH THE CONSENT OF ALL MEMBERS. THE AVAILABILITY OF ANY EXEMPTION FROM REGISTRATION OR QUALIFICATION MUST BE ESTABLISHED BY AN OPINION OF COUNSEL FOR THE OWNER THEREOF, WHICH OPINION OF COUNSEL MUST BE REASONABLY SATISFACTORY TO THE COMPANY.

         No Member may sell, transfer or otherwise dispose of all or any part of its Interest without the prior written consent of all other Members, which consent may be withheld or denied in the sole discretion of each such Member. Notwithstanding the foregoing, a Member may transfer any part or all of its Interest to a wholly owned subsidiary of the Member without the consent of the other Members. If the ownership of an Interest is in doubt, or if there is reasonable doubt as to who is entitled to a distribution of the income realized from an Interest, the Company may accumulate the income until such issue is finally determined and resolved. Accumulated income will be credited to the capital account of the Member whose Interest is in question.

         15.5 Option to Purchase. If the Interest of a Member (the "Transferring Member") is acquired by any Person or agency other than a wholly owned subsidiary of the Transferring Member, the Interest of the transferee may then be acquired by the Non-Transferring Member upon the following terms and conditions:

                 (a) The Non-Transferring Member will have the option to acquire the Interest by giving written notice to the transferee of its intent to purchase within 90 days from the date it receives notice of such transfer or proposed transfer.

                 (b) The Non-Transferring Member will have 180 days from the first day of the month following the month in which it delivers notice exercising its option to purchase the Interest. The valuation date for the Interest will be the first day of the month following the month in which such notice is delivered.

                 (c) Unless the Non-Transferring Member and the transferee agree otherwise, the fair market value of a Member's Interest is to be determined by qualified appraisers appointed by the Members in accordance with the procedure set out in Article XII above.

                 (d) Closing of the sale will occur at the registered office of the Non-Transferring Member at 10 o'clock A.M. on the first Tuesday of the month following the month in which the value of the
         Interest is determined.   Until Closing, or if the Non-Transferring
         Member does not elect to purchase any part of the Interest in question, the transferee will be considered a nonvoting owner of such membership interest, and entitled to all items of income, deduction, gain or loss from the membership interest, plus any additions or subtractions therefore, but shall not be considered a Member for any other purposes.

                 (e) In order to reduce the burden upon the resources of the Non-Transferring Member, the Non-Transferring Member will have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation in not more than three equal annual installments with interest thereon at then existing market rates.
         The first installment of principal will be due and payable on the day of the closing, and subsequent annual installments, with interest due thereon, will be due and payable, in order, on the same day of each subsequent calendar year until the entire amount of the obligation, principal and interest, is fully paid. The Non-Transferring Member will have the right to prepay all or any part of the purchase money obligation at any time without premium or penalty.

                 (f) Neither the transferee of an unauthorized transfer or the Member causing the transfer will have the right to vote during the prescribed option period, or if the option to purchase is timely exercised, until the sale is actually closed.

         15.6 Buy-Sell Rights After Change of Control. Notwithstanding any preferential rights to purchase or any other provisions in this Agreement, if at any time during their ownership of an Interest (directly or through a wholly owned subsidiary) either KNE or TBI should undergo a change of control, defined as any situation in which a new Person, or group of Persons becomes in control (as such term is defined in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933) of either KNE or TBI, or a majority of the board of directors of either of them shall change within any twelve month period of time, then the party not undergoing the change of control ("Notifying Party") shall have the right at any time within the ninety
(90) days following receipt by the Notifying Party of written notice of such change of control to trigger the Buy-Sell Rights After Change of Control provided for in this Section 15.6. Such rights shall be triggered by the Notifying Party giving to the other (the "Receiving Party") notice in writing that it wishes to exercise its rights under this Section 15.6, which notice shall specify the value the Notifying Party has assigned to a 1% Interest in the Company (the "Specified 1% Value"). For a period of thirty (30) days after receipt of such notice, the Receiving Party shall have the right to elect to sell its Interest in the Company to the Notifying Party at the price of the Specified 1% Value times the number of 1% Interests in the Company held by the Notifying Party. Such election by the Receiving Party shall be made by written notice given by the Receiving Party to the Notifying Party during such thirty-day period. If no such notice shall be given, it shall be deemed that the Receiving Party elected to sell its Interest in the Company to the Notifying Party at the price of the Specified 1% Value times the number of 1% Interests in the Company held by the Receiving Party. After the expiration of such thirty-day period, the sale and purchase of the Interest in the Company being bought and sold as aforesaid shall proceed without avoidable delay by delivery to the selling party of the consideration of its Interest in the Company in exchange for the assignment to the buying party for the Interest in the Company being bought, free and clear of all liens and encumbrances, except those to which the Interest was previously subject. The provisions of this

Section 15.6 shall survive for a period of 180 days following any termination of the Company pursuant to Section 16.1(f) hereof.

                                  ARTICLE XVI
                                  DISSOLUTION

         16.1 Dissolution. This Company shall be dissolved on the first of the following to occur:

                 (a) when the period fixed for the duration of this Company expires;

                 (b) upon the occurrence of events specified in the Certificate of Formation or this Agreement to cause dissolution;

                 (c)      the written Consent of all members;

                 (d) except as otherwise provided in this Agreement, upon the withdrawal, expulsion, bankruptcy, or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in this Company;

                 (e) Entry of a decree of judicial dissolution under the Act; or

                 (f) Upon sixty (60) days written notice by one Member to the other at any time after the first two (2) years from the Effective Date.

         For purposes of this Section 16.1, the term "dissolution" does not include a merger, spin-off, consolidation, reorganization or recapitalization of a Member.

         16.2 Judicial Dissolution. On application by or for a Member, a court of competent jurisdiction may decree dissolution of this Company if it is not reasonably practicable to carry on the business of this Company in conformity with its Certificate of Formation and this Agreement.

         16.3 Winding Up. On the dissolution of this Company, its affairs shall be wound up as soon as reasonably practicable. The winding up shall be accomplished by the Operating Team or by a party or parties appointed by the Members. In addition, a court of competent jurisdiction, on cause shown, may wind up the Company's affairs on application of any Member or the Member's legal representative or assignee and, in connection with the winding up, may appoint a Person to carry out the liquidation and may make all other orders, directions, and inquiries that the circumstances require.

         16.4 Transfer of Assets. On the winding up of the Company, its assets shall be paid or transferred as follows:

                 (a) To the extent otherwise permitted by law, to creditors, including Members who are creditors in satisfaction of liabilities (other than for Distributions) of the Company, whether by payment or by establishment of reserves;

                 (b) To Members and former Members in satisfaction of the Company's liability for Distributions; and

                 (c)      To Members in the manner provided in this Agreement.

         16.5 Distributions Upon Termination and Dissolution of this Company. Upon termination and dissolution of the Company, the Operating Team or other Person designated by the Members will proceed to wind up the affairs of the Company. The liabilities and obligations to creditors and all expenses incurred in its liquidation and dissolution will be paid and will have first priority in winding up as otherwise provided in this Agreement. The Operating Team or other Person appointed by the Members may retain from available cash and other assets of the Company sufficient reserves for anticipated and contingent liabilities. Undistributed cash, and other property valued at its fair market value on the date of Distribution, will be Distributed to the Members in the following order:

                 (a) Distributions will first be made to repay any loans to the Company by a Member, including the amount of any deferred payment obligation to a Member or a Member's personal representative.

                 (b) Distributions will then be made to the Members in an amount equal to the credit balances in their capital accounts so that the capital account of each Member shall be brought to zero. For the purpose of determining Distributions in liquidation, a negative capital account balance will be considered to be a loan from the Company to a Member.

                 (c) The balance, if any, will be made to the Members in an amount equal to each Member's percentage interest in the Company as determined immediately prior to the Distribution of the credit balances of the Member's capital accounts.

                 The Operating Team or other Person appointed by the Members, in making or preparing to make a partial or final distribution will have the authority to: (1) partition any asset or class of assets and deliver divided and segregated interests to Members; (2) sell any asset or class of assets (whether or not susceptible to partition in kind), and deliver to the Members a divided interest in the proceeds of sale and/or divided or undivided interests in any note and security arrangement taken as part of the purchase price; and/or (3) deliver undivided interests in an asset or class of assets to the Members subject to any indebtedness which may be secured by the property. To the extent possible, any properties contributed to the Company (except the Wolf Creek Storage properties) shall be returned to the Member contributing the same upon any Dissolution of the Company. Ownership of the Wolf Creek Storage properties and the Bonanza Gas Gathering System properties upon Dissolution of the Company shall be shared by the Members in the ratio of 55% to KNE and 45% to TBI.

                 The Company may continue beyond its scheduled termination date for a time reasonably necessary to conclude the administration of the Company, pay expenses of termination and distribute all of the Property to those entitled thereto.

                                  ARTICLE XVII
                                 MISCELLANEOUS

         17.1    Books and Records.

         A. The Company shall maintain such books and records as are required by statute and as it may deem necessary or desirable. All books and records of the Company shall be open to inspection and copying by the Members from time to time The Company shall keep and maintain the following records in its principal office and make them available in such office within five days after the date of receipt of a written request:

                 (1)      a current record that includes:

                          (a)     the name and mailing address of each Member;

                          (b) the percentage interest in the Company owned by each Member; and

                          (c)     if more than one class of Members is
         established under the Certificate of Formation or this Agreement, the names of the Members who are members of each specified class;

                 (2) copies of the federal, state, and local information or income tax returns for the Company's seven most recent tax years.

                 (3) a copy of the Certificate of Formation and this Agreement, all amendments or restatements thereof, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Certificate of Formation or this Agreement, classes of members;

                 (4) The minutes of proceedings of the Operating Team or this Agreement shall set forth:

                          (a) the amount of the cash contribution and a description and statement of the Agreed Value of any other contribution made by each Member, and the amount of the cash contribution and a description and statement of the Agreed Value of any other contribution that the Member has agreed to make in the future as an additional contribution;

                          (b) the times at which additional contributions are to be made or events requiring additional contributions to be made;

                          (c) events requiring the Company to be dissolved and its affairs wound up;

                          (d) the date on which each Member in the Company became a Member;

                 (5) correct and complete books and records of account of the Company.

         B. The Company shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

         C. A Member, on written request stating the purpose, may examine and copy, in person or by the Member's authorized representative, at any reasonable time, for any proper purpose, and at the Member's expense, records required to be kept under this Section 17.1 and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the person to examine and copy.

         D. A Member, upon notice to the Company, shall have the right to audit the books and records of the Company for any period, at the cost of the Member conducting such audit unless otherwise agreed by the Members.

         E. On the written request by any Member of a membership interest, the Company shall provide to the requesting Member without charge true copies of:

                 (1) the Certificate of Formation and this Agreement and all amendments or restatements; and

                 (2)      any tax returns of the Company.

         17.2 Method. Whenever by statue or the Certificate of Formation or this Agreement, notice is required to be given to any Member or the Company, and no provision is made as to how the notice shall be given, it shall not be construed to mean personal notice, but any such notice may be given in writing postage prepaid, addressed to the Company, the Operating Team or Member at the address appearing on the books of the Company, or by any other method permitted by law. Any notice required or permitted to be given by mail shall be deemed given at the time when the same is deposited in the United States mails.

         17.3    Tax Matters.

                 (a) Tax Matters Member. KNE is hereby designated as the "Tax Matters Member" of the Company in accordance with Section 6231(a)(7) of the Code and shall serve in such capacity until the Members determine otherwise. Should the unified audit rules of subchapter C of Chapter 63 of Subtitle F of the Code be applicable, the Tax Matters Member shall: (i) take such action as may be necessary to cause each of the other Members to become a notice partner within the meaning of Section 6223 of the Code, (ii) keep each of the other Members fully advised of the progress of any audit, (iii) promptly notify each of the other Members of any audit adjustments proposed by the Internal Revenue Service or other taxing authority and furnish any supporting information requested by a Member in connection therewith, (iv) prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide a copy of such materials to each of the other Members, and (v) not enter into a settlement agreement pursuant to Section 6224 of the Code without obtaining the prior Consent of all Members. The Tax Matters Member shall be reimbursed by the Company for any reasonable expenses incurred by the Tax Matters Member, or on that Member's behalf, in such Member's capacity as the Tax Matters Member.

                 (b) Elections. The Member shall make all elections and other determinations for federal, state, local and foreign tax purposes, on behalf of the Company.

         17.4    Seal.   The Company shall have no seal.

         17.5    Amendments.   This Agreement may be altered or repealed only
by unanimous Consent of the Members.

         17.6    Headings.   The headings used in this Agreement have been
inserted for convenience only and do not constitute matter to be construed in interpretation.

         17.7    Construction.   Whenever the context so requires, the
masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely. If any portion of this Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

         (A) the remainder of this Agreement shall be considered valid and operative; and

         (B) effect shall be given to the intent manifested by the portion held invalid or inoperative.

         17.8 Taxable as a Partnership. The Company will constitute a partnership for federal income tax purposes. The Company shall prepare or cause to be prepared all necessary tax reports and other information required by the Internal Revenue Service and a report for income tax purposes to each member of its distributive share of items of income, gain, Loss, deduction and credit.

         The undersigned, being all of the Members of the Company, hereby certify that the foregoing Agreement has been unanimously adopted, this 31st day of January, 1996.

                                        K N ENERGY, INC.


                                        By:  /s/ H. Rickey Wells
                                           ------------------------------------
                                        Name:    H. Rickey Wells
                                        Title:   Vice President - Operations


                                        TOM BROWN, INC.


                                        By:  /s/ Peter R. Scherer
                                           ------------------------------------
                                        Name:    Peter R. Scherer
                                        Title:   Executive Vice President